Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (Form S-3) and related prospectus pertaining to Delek Logistics Partners, LP of our report on Red River Pipeline Company LLC dated February 19, 2020, with respect to the balance sheet as of December 31, 2019, the related statements of operations, changes in members’ equity, and cash flows for the period from April 24, 2019 to December 31, 2019 and the related notes, not included herein, which report appears in the December 31, 2019 annual report on Form 10-K of Delek Logistics Partners, LP dated February 27, 2020.

We also consent to the reference to us under the caption “Experts” in the Form S-3.

/s/ WEAVER AND TIDWELL, L.L.P.

Houston, Texas
August 20, 2020